Exhibit 4.2b

MILACRON CAPITAL HOLDINGS B.V.
as Issuer

and

MILACRON INC.
as Guarantor

€\euro115,000,000
7.625% Guaranteed Bonds due 2005

Subscription Agreement

To:	ABN AMRO Bank N.V. (the “Lead Manager”)
J.P. Morgan Securities Ltd.
Bank of America International Limited
Deutsche Bank Aktiengesellschaft

(together, the “Managers”)

c/o ABN AMRO Bank N.V.
Gustav Mahlerlaan 10
1000 EA Amsterdam
The Netherlands

April 5, 2000

Dear Sirs,

Milacron Capital Holdings B.V. (the “Issuer”) proposes, on and subject to the terms and conditions stated herein, to issue and sell to you an aggregate of €\euro115,000,000 in principal amount of 7.625% Guaranteed Bonds due 2005 (the “Bonds” which expression shall, unless the context otherwise requires, include the temporary global bond and the permanent global bond each referred to in Section 5.2) to be guaranteed by Milacron Inc. (the “Guarantor”). The Bonds are to be issued pursuant to a fiscal agency agreement (the “Fiscal Agency Agreement”) between the Issuer, the Guarantor, Deutsche Bank AG London as fiscal and paying agent (the “Fiscal Agent”) and Deutsche Bank Luxembourg S.A. as initial paying agent (a “Paying Agent”), expected to be dated April 6, 2000, a draft of which is in the agreed form.

1.	SUBSCRIPTION OF THE BONDS

On the terms and subject to the conditions of this Agreement, the Issuer agrees to issue the Bonds on the Closing Date (as defined in Section 5 hereof) and to procure that the Bonds will be validly issued in a form complying with the requirements of the Fiscal Agency Agreement, the Guarantor agrees to provide a guarantee of all payments in respect of the Bonds (in the form endorsed on the Bonds, the “Guarantee”) and the Managers jointly and severally agree to subscribe and pay for the Bonds at a price equal to 99.714% of the principal amount of the Bonds (the “Issue Price”), subject to the adjustments referred to in Sections 4 and 5.1.

2.	LISTING

The Issuer confirms that it has caused to be made an application for the Bonds to be listed on the Luxembourg Stock Exchange. In connection with such application the Issuer (failing which, the Guarantor) agrees:

2.1	to furnish from time to time any and all documents, instruments, information and undertakings and publish all advertisements or other material that may be necessary in order to effect and (subject to Section 2.2 below) to maintain such listing; and

2.2	to use its best efforts to maintain such listing so long as any of the Bonds are outstanding (as defined in the Fiscal Agency Agreement); provided that if at any time the Issuer shall determine that it or the Guarantor can no longer reasonably comply with the requirements for listing of the Bonds on the Luxembourg Stock Exchange and if maintenance of such listing becomes unduly onerous, it (failing which, the Guarantor) will use its best efforts to obtain and thereafter to maintain a listing of the Bonds on such other major stock exchange in a leading financial centre as the Lead Manager on behalf of the Managers, the Issuer and the Guarantor may mutually agree.

3.	ANNOUNCEMENTS

3.1	The Issuer and the Guarantor confirm that they have prepared an Offering Circular dated April 5, 2000 (the “Offering Circular”) and that they hereby authorise the Managers to distribute copies thereof and copies of any amendments or supplements thereto which may be prepared by the Issuer and the Guarantor in connection with the offering and sale of the Bonds as provided herein, subject to Section 10.

3.2	The Issuer and the Guarantor confirm that, subject to the Issuer or the Guarantor approving the same, they have authorised the Lead Manager on behalf of the Managers, to arrange for notice of the issue of the Bonds to be published at the Issuer’s (failing which, the Guarantor’s) expense in such newspapers on such dates as the Issuer and the Lead Manager on behalf of the Managers may agree (but subject always to the obligations of the Issuer and the Guarantor under Section 2).

4.	COMMISSION AND CONCESSION

In consideration of the agreement by the Managers to manage the issue of, and to subscribe, the Bonds, the Issuer (failing which, the Guarantor) shall pay to the Lead Manager on behalf of the Managers a combined management and underwriting commission of 0.75% of the aggregate principal amount of the Bonds.

The Managers shall be entitled to deduct the combined management and underwriting commission (the “Commissions”) from the subscription moneys for the Bonds as provided in Section 5.

5.	CLOSING

5.1	At or about 11:00 a.m. (Brussels time) on April 6, 2000, or at such other time and/or date (not being later than 11:00 a.m. (Brussels time) on the date 14 days after such date ) which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System or any successor thereto is operating (“business day”) as the Issuer and the Lead

Manager, on behalf of the Managers, may agree (the “Closing Date”), the Lead Manager on behalf of the Managers, shall cause payment to the Issuer, for value the Closing Date, of the net subscription moneys for the Bonds, namely, the sum of €\euro113,808,600 (the “Net Subscription Moneys”), being the amount payable for the Bonds at the Issue Price, plus accrued interest from April 6, 2000 to the Closing Date, if any, less the aggregate amount of the Commissions and any expense reimbursement pursuant to the terms of the letter referred to in Section 8.1.

A pre-closing will be held on the date that is one day prior to the Closing Date (the “Pre-Closing Date”) at which all documents to be delivered for closing will be reviewed, executed and left in escrow for delivery on the Closing Date.

5.2	The Net Subscription Moneys shall be paid in euro, for value the Closing Date, to an account with a bank in The Netherlands designated by the Issuer in writing to the Lead Manager not less than three business days prior to the Closing Date, against delivery on the Closing Date to the Common Depositary, for their respective accounts, of a temporary global bond in the form set out in Schedule I Part I to the Fiscal Agency Agreement (the “Temporary Global Bond”), duly executed and authenticated on behalf of the Issuer, with a duly executed guarantee from the Guarantor endorsed thereon. The Issuer (failing which, the Guarantor) agrees with the Managers to make arrangements satisfactory to the Managers for the exchange of the Temporary Global Bond for a permanent global bond or for definitive Bonds, in accordance with its terms.

6.	STABILISATION AND OVER-ALLOTMENT

6.1	In connection with the issue and distribution of the Bonds, the Lead Manager for its own account at its discretion may, as principal and not as agent of the Issuer or the Guarantor and to the extent permitted by, and in accordance with, applicable laws and regulations, offer Bonds of an aggregate principal amount in excess of the aggregate principal amount to be issued and/or effect transactions in relation to the Bonds with a view to stabilising or maintaining the market price of the Bonds at levels other than those which might otherwise prevail in the open market and such stabilisation, if commenced, may be discontinued at any time. Any loss resulting from such over-allotment and stabilisation shall be borne, and any profit arising therefrom shall be retained, by the Lead Manager. The Issuer will not, as a result of any action taken by the Lead Manager under this paragraph 6.1, be obliged to issue Bonds in excess of the aggregate principal amount of €\euro115,000,000.

6.2	Each of the Issuer and the Guarantor undertakes with the Managers that, unless it has received the prior consent thereto of the Lead Manager, it will not at any time from the date hereof up to and including the date falling 30 days after the Closing Date effect or enter into, or cause or actively permit any other parties (other than the Managers) who may otherwise be permitted under applicable laws and regulations to engage in stabilisation transactions to effect or enter into any transactions (in the open market or otherwise) or effect or enter into any other arrangements the object or effect of which would be to stabilise or maintain the market price of the Bonds at levels which might not otherwise prevail.

7.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE GUARANTOR

7.1	As conditions of the agreement by the Managers to subscribe for the Bonds and in consideration thereof, the Issuer and the Guarantor jointly and severally represent and warrant and undertake to the Managers and each of them that:

7.1.1	The Offering Circular (including information incorporated by reference therein) contains all information with respect to the Issuer and the Bonds which is material in the context of the issue and the offering of the Bonds. The Offering Circular and any amendments or supplements thereto (including all information incorporated by reference therein) did not and will not, as of their respective dates and as of the date hereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The opinions and intentions expressed in the Offering Circular on the part of the Issuer are honestly held; and the Issuer has made all reasonable enquiries to ascertain all facts which are material for the purposes aforesaid. The preceding sentences do not apply to statements in or omissions from the Offering Circular based upon written information that pertains to any Manager and was furnished in writing to the Issuer by any such Manager through the Lead Manager specifically to use therein.

7.1.2	There are no contracts, agreements or understandings between the Issuer and any person granting such person the right to require the Issuer to file a registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”) with respect to any securities of the Issuer owned or to be owned by such person or to require the Issuer to include such securities in any securities being registered pursuant to any registration statement filed by the Issuer under the Securities Act.

7.1.3	Since the date of its incorporation, the Issuer has not sustained any loss or interference material to the business of the Issuer from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labour dispute or court or governmental action, order or decree, other than as set forth or incorporated by reference in the Offering Circular. Since the date as of which information is given in the Offering Circular, there has not been any change in the capital stock of the Issuer or any material change in the long-term debt of the Issuer or any prospective material adverse change, or any development involving a prospective material adverse change, in or affecting the management, financial position, shareholders’ equity or results of operations of the Issuer, otherwise than as set forth or incorporated by reference in the Offering Circular.

7.1.4	The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Netherlands, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification and in which failure so to qualify or be in good standing would have a material adverse effect upon the business of the Issuer.

7.1.5	This Agreement has been duly authorised, executed and delivered by the Issuer. The Fiscal Agency Agreement has been duly authorised by the Issuer and, when executed and delivered by the Issuer, the Guarantor and the Fiscal Agent (and assuming due authorisation, execution and delivery by the Guarantor and the Fiscal Agent), will constitute a valid and legally binding obligation of the Issuer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Bonds and the Coupons appertaining thereto (the “Coupons”) have been duly authorised by all necessary corporate action and when duly executed, authenticated, issued and delivered to, and paid for by, the Managers, will constitute valid and legally binding obligations of the Issuer, entitled to the benefits provided in the Fiscal Agency Agreement and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws affecting creditor’s rights generally from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Bonds, the Coupons and the Fiscal Agency Agreement conform in all material respect to the descriptions thereof in the Offering Circular.

7.1.6	The issue and sale of the Bonds, the use of the proceeds of the sale of the Bonds by the Issuer in the manner contemplated by the Offering Circular, the compliance by the Issuer with all of the provisions of this Agreement, the Fiscal Agency Agreement and the Bonds and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the properties or assets of the Issuer are subject, nor will such action result in any violation of the provisions of the Issuer’s deed of incorporation of the Issuer or any material statute or any material order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its properties; and no consent, approval, authorisation, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Bonds or the consummation by the Issuer of the other transactions contemplated by this Agreement, the Fiscal Agency Agreement and the Bonds, except for (i) notice requirements to the Netherlands Central Bank pursuant to the Act on Foreign Financial Relations (Wet Financiële Betrekkingen Buitenland) and regulations promulgated thereunder and (ii) the filing requirements pursuant to articles 3 through 6 of the Resolution Supervision Securities Trade 1995 (Besluit toezicht effectenverkeer 1995).

7.1.7	There exists no Event of Default (as defined in Condition 11 of the Terms and Conditions of the Bonds) and no condition, event or act which with the giving of notice and/or the lapse of time and/or the satisfaction of any other condition would (if the Bonds were in issue at the date hereof) constitute an Event of Default and the Issuer is not in breach or default under any agreement or deed or other instrument to which it is a party or which is binding on it or any of its assets to an extent or in a manner which is or might be material to the business of the Issuer.

7.1.8	Other than as may be set forth or incorporated by reference in the Offering Circular, there are no legal or governmental proceedings pending to which the Issuer is a party or of which any property of the Issuer is the subject which might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial position, shareholders’ equity or results of operations of the Issuer, and, to the best of the Issuer’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others. There is no pending or, to the best knowledge of the Issuer, threatened action or suit or judicial, arbitral, rule-making or other administrative or other proceeding to which the Issuer is a party that questions the validity of this Agreement, the Fiscal Agency Agreement or the Bonds and the Coupons or any action taken or to be taken pursuant hereto or thereto.

7.1.9	The Issuer is not, and does not own or control, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940 (the “Investment Company Act”), nor is it, nor does it own or control, a closed-end investment company required to be registered, but not registered, thereunder.

7.1.10	The offer, sale and delivery of the Bonds and the Coupons by the Issuer to the several Managers in the manner contemplated in this Agreement and the Offering Circular and the initial resale of the Bonds by the several Managers in the manner contemplated in the Offering Circular and this Agreement, do not require registration under the Securities Act.

7.1.11	Neither the Issuer, nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) (“Affiliates”), nor any person acting on its or their behalf, has engaged or will engage in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”) with respect to the Bonds, and the Issuer, its Affiliates and all person acting on its or their behalf have complied and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Bonds outside of the United States. It is understood that, for the purposes of this representation only, no Manager shall be deemed to be a person acting on behalf of the Issuer.

7.1.12	There is no “substantial U.S. market interest” as defined in Rule 902(j) of Regulation S for the Bonds or any security of the same class as the Bonds.

7.1.13	Subject to the conditions of the Bonds and the Fiscal Agency Agreement, payments of principal and interest on the Bonds will be made by the Issuer without withholding or deducting for any taxes, duties or other charges of whatever nature of the Netherlands, the United States of America, or any political subdivision or authority thereof or any State, as the case may be, therein having power to tax.

7.1.14	The Issuer has complied with the provisions of the Regulation of the Dutch Minister of Finance of February 4, 1993 in implementation of section 1, paragraph 3 of the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992, the “Banking Act”) in order not to be considered a credit institution within the meaning of the Banking Act.

7.2	As conditions of the agreement by the Managers to subscribe for the Bonds and in consideration thereof, the Guarantor represents and warrants and undertakes to the Managers and each of them that:

7.2.1	The Offering Circular (including information incorporated by reference therein) contains all information with respect to the Guarantor and its subsidiaries (together, the “Group”), the Bonds and the Guarantee which is material in the context of the issue and the offering of the Bonds and the giving of the Guarantee. The Offering Circular and any amendments or supplements thereto (including all information incorporated by reference therein) did not and will not, as of their respective dates and as of the date hereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The opinions and intentions expressed in the Offering Circular on the part of the Guarantor are honestly held; and the Guarantor has made all reasonable enquiries to ascertain all facts which are material for the purposes aforesaid. The preceding sentences do not apply to statements in or omissions from the Offering Circular based upon written information that pertains to any Manager and was furnished in writing to the Guarantor by any such Manager through the Lead Manager in writing to the Guarantor by any such Manager through the Lead Manager specifically to use therein. Except as disclosed in the Offering Circular, on the date of this Agreement, the Guarantor’s Annual Report on Form 10-K most recently filed with the Securities Exchange Commission by the Guarantor pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), do not include any untrue statements of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such Exchange Act report, when it was filed with the Securities Exchange Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

7.2.2	Since the date of the latest audited financial statements included in the Offering Circular, neither the Guarantor nor any of its subsidiaries has sustained any loss or interference material to the business of the Guarantor and its subsidiaries (considered as a whole) from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labour dispute or court or governmental action, order or decree, other than as set forth or incorporated by reference in the Offering Circular. Since the date as of which the information is given in the Offering Circular, there has not been any change in the stock (other than repurchase of stock pursuant to the share repurchase program approved by the Board of Directors of the Guarantor on February 4, 2000, issuances of capital stock upon exercise of options and stock appreciation rights, upon earn-outs of performance shares (if any) and upon conversions of convertible securities and under employee incentive and benefit plans and the Guarantor’s dividend reinvestment plan, in each case which were outstanding on the date of this Agreement or as otherwise contemplated in the Offering Circular) of the Guarantor or any of its subsidiaries or any material change in the long-term debt of the Guarantor and its subsidiaries taken as a whole or any prospective material adverse change, or any development involving a prospective material or adverse change, in or affecting the management, financial position, shareholders’ equity or results of operations of the Guarantor and its subsidiaries considered as a whole, otherwise than as set forth or incorporated by reference in the Offering Circular.

7.2.3	The Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification and in which failure so to qualify or be in good standing would have a material adverse effect upon the business of the Group considered as a whole; and each of the Guarantor’s subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification and in which failure so to qualify or be in good standing would have a material adverse effect upon the business of the Group considered as a whole.

7.2.4	This Agreement has been duly authorised, executed and delivered by the Guarantor. The Fiscal Agency Agreement has been duly authorised by the Guarantor and, when executed and delivered by the Guarantor, the Issuer and the Fiscal Agent (and assuming due authorisation, execution and delivery by the Issuer and the Fiscal Agent), will constitute a valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Guarantee has been duly authorised by the Guarantor and, when duly executed, authenticated, issued and delivered to the Managers, will constitute a valid and legally binding obligation of the Guarantor, entitled to the benefits provided in the Fiscal Agency Agreement and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws affecting creditor’s rights generally from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Guarantee and the Fiscal Agency Agreement conform in all material respects to the descriptions thereof in the Offering Circular.

7.2.5	The creation of the Guarantee and the execution and delivery of, and the compliance by the Guarantor with the terms of, the Guarantee, this Agreement and the Fiscal Agency Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Guarantor is a party or by which the Guarantor is bound or to which any of the properties or assets of the Guarantor are subject, nor will such action result in any violation of the provisions of the Guarantor’s certificate of incorporation, as amended, or the by-laws of the Guarantor or any material statute or any material order, rule or regulation of any court or governmental agency or body having jurisdiction over the Guarantor or any of its properties; and no consent, approval, authorisation, order, registration or qualification of or with any such court or governmental agency or body is required for the giving of the Guarantee or the consummation by the Guarantor of the other transactions contemplated by this Agreement, the Fiscal Agency Agreement and the Guarantee.

7.2.6	There exists no Event of Default and no condition, event or act which with the giving of notice and/or the lapse of time and/or the satisfaction of any other condition would (if the Bonds were in issue at the date hereof) constitute an Event of Default and the Guarantor is not in breach or default under any agreement or deed or other instrument to which it is a party or which is binding on it or any of its assets to an extent or in a manner which is or might be material to the business of the Group considered as a whole.

7.2.7	The financial statements included or incorporated by reference in the Offering Circular were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and fairly present the financial condition and results of operations of the Guarantor and its subsidiaries, on a consolidated basis, at the dates and for the periods presented.

7.2.8	Other than as may be set forth or incorporated by reference in the Offering Circular, there are no legal or governmental proceedings pending to which the Guarantor or any of its subsidiaries is a party or of which any property of the Guarantor or any of its subsidiaries is the subject which might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Guarantor and its subsidiaries, and, to the best of the Guarantor’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others. There is no pending or, to the best knowledge of the Guarantor, threatened action or suit or judicial, arbitral, rule-making or other administrative or other proceeding to which the Guarantor is a party that questions the validity of this Agreement, the Fiscal Agency Agreement or the Guarantee or any action taken or to be taken pursuant hereto or thereto.

7.2.9	Neither the Guarantor, nor any of its Affiliates, nor any person acting on its or their behalf, has engaged or will engage in any directed selling efforts within the meaning of Regulation S with respect to the Bonds and the Guarantee, and the Guarantor, its Affiliates and all person acting on its or their behalf have complied and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Bonds outside of the United States. It is understood that, for the purposes of this representation only, no Manager shall be deemed to be a person acting on behalf of the Guarantor.

7.2.10	Subject to the conditions in the Guarantee and the Fiscal Agency Agreement, payments under the Guarantee will be made by the Guarantor without withholding or deduction for any taxes, duties or charges of whatever nature of the Netherlands, the United States of America or any political subdivision or authority or any State thereof or therein, as the case may be, having power to tax.

7.2.11	The Guarantor is subject to Section 13 or 15(d) of the Exchange Act.

7.2.12	The Guarantor is not, and does not own or control, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act, nor is it, nor does it own or control, a closed-end investment company required to be registered, but not registered, thereunder.

8.	COVENANTS OF THE ISSUER AND THE GUARANTOR

Each of the Issuer and the Guarantor covenants to and agrees with the Lead Manager on behalf of the Managers that:

8.1	The Issuer (failing which, the Guarantor) will pay to the Lead Manager an amount separately agreed on account of costs and expenses incurred in connection with the transactions contemplated in this Agreement pursuant to a letter of even date herewith from the Issuer and Guarantor to the Lead Manager.

8.2	The Issuer (failing which, the Guarantor) will pay and reimburse the Managers for any expenses incurred by any of them in connection with, any documentary, stamp, stamp duty reserve or similar issue tax or duty and any related interest or penalties on, and value added tax (if any) payable in respect of the execution of this Agreement, the Fiscal Agency Agreement, the Bonds and the Guarantee, or the issue, subscription and delivery of the Bonds (in global and definitive form) to the subscribers which are or may be payable in any jurisdiction.

8.3	The Issuer (failing which, the Guarantor) will notify the Managers promptly of the occurrence at any time prior to payment being made for the Bonds on the Closing Date of any event which renders or may render untrue or incorrect in any material respect any of the representations, warranties, agreements and indemnities contained in this Agreement (or which would have affected any of the same if this Agreement had been entered into immediately thereafter) and take such steps as may be reasonably requested by the Lead Manager to remedy and/or publicise the same and to reimburse the Lead Manager in respect of any expenses incurred by it in connection with such steps taken by it.

8.4	The Issuer (failing which, the Guarantor) will furnish the Managers with copies of the Offering Circular, and any amendments or supplements thereto, in such quantities as they may from time to time reasonably request.

8.5	Neither the Issuer, the Guarantor, nor any of their respective Affiliates, nor any person acting on behalf of the Issuer, the Guarantor or any such Affiliate will engage in any directed selling efforts with respect to the Bonds within the meaning of Regulation S. It is understood that, for the purposes of this covenant only, no Manager shall be deemed to be a person acting on behalf of the Issuer and/or the Guarantor.

8.6	The Issuer, the Guarantor, each of their respective Affiliates and each person acting on behalf of either of them will comply with the offering restrictions requirement of Regulation S. It is understood that, for the purposes of this covenant only, no Manager shall be deemed to be a person acting on behalf of the Issuer and/or the Guarantor.

8.7	The Issuer will comply with the provisions of the Regulation of the Dutch Minister of Finance of February 4, 1993 in implementation of section 1, paragraph 3 of the Banking Act in order not to be considered a credit institution within the meaning of the Banking Act.

9.	CONDITIONS PRECEDENT

The obligations of the Managers hereunder shall be subject to the conditions that the representations and warranties contained in Section 7 be true and correct in all material respects as though given on the Closing Date and that each of the Issuer and the Guarantor shall have performed all of its obligations hereunder to be performed prior to the Closing Date, and to the following additional conditions:

9.1	There not having been between the signing of this Agreement and the Closing Date any change, nor any development or event reasonably likely to involve a change, which would, in the reasonable judgment of the Lead Manager , on behalf of the

Managers, be materially adverse, in the context of the offering of the Bonds, to the condition (financial or otherwise) of the Issuer, the Guarantor or the Group as a whole from that set forth in the Offering Circular (including information incorporated by reference therein).

9.2	There having been delivered to the Lead Manager certificates, dated the Closing Date, signed by a duly authorised officer of each of the Issuer and the Guarantor as to the accuracy in all material respects of the representations and warranties in Section 7, the matters set out in Section 9.1 above (with the omission of the reference to the judgment of the Lead Manager ) and to the effect that on or prior to the Closing Date each of the Issuer and the Guarantor (as the case may be) had performed all of its obligations under this Agreement to be performed on or prior to such date.

9.3	The Luxembourg Stock Exchange having agreed to list the Bonds on or before the Closing Date.

9.4	The Fiscal Agency Agreement, the Bonds and the Guarantee having been executed by the respective parties thereto on or prior to the Closing Date.

9.5	(i) Allen & Overy, New York and Dutch legal advisers to the Managers, having furnished to the Managers their written opinion dated the Closing Date in a form satisfactory to the Lead Manager; (ii) Hugh C. O’Donnell, General-Counsel of the Guarantor, Cravath, Swaine & Moore, New York legal advisers, and Stibbe Simont Monahan Duhot P.C., Dutch legal advisers to the Issuer and the Guarantor, having furnished to the Managers their written opinion in the agreed form, dated the Closing Date.

9.6	Ernst & Young LLP, auditors of the Issuer and the Guarantor, having furnished to the Managers on the date of this Agreement, a letter, in the agreed form, dated the date of this Agreement, and having furnished to the Managers on the Closing Date a further letter in the agreed form, dated the Closing Date.

9.7	The Lead Managers, on behalf of the Managers, having received not later than the last Brussels business day prior to the Closing Date certified copies of all consents, authorisations and approvals of any governmental or regulatory authorities (if any) required for the execution, delivery of and performance of the obligations of each of the Issuer and the Guarantor under this Agreement and the Fiscal Agency Agreement and for the issue and offering of the Bonds or (as applicable) the Guarantee.

9.8	On or after the date of this Agreement, no nationally recognised rating agency (as defined for purposes of Rule 436(g) under the Securities Act) having downgraded, nor given notice or made any initial public announcement of (i) any intended or potential downgrading or (ii) any review or surveillance with negative implications of, the rating accorded to any other debt securities of the Guarantor.

If any of the foregoing conditions is not satisfied on or before the Closing Date, this Agreement shall (subject as mentioned below) thereupon terminate and the parties hereto shall (subject to the provisions of Section 13) be released and discharged from their respective obligations hereunder, provided that the Lead Manager on behalf of the Managers may in its discretion and by notice to the Issuer and the Guarantor waive compliance with any one or more provisions of this Section 9 other than the execution of the Fiscal Agency

Agreement and the Guarantee and (unless the Issuer agrees otherwise) the agreement of the Luxembourg Stock Exchange to the listing of the Bonds.

10.	CONFIRMATIONS AND UNDERTAKINGS OF THE MANAGERS

10.1	Each of the Managers undertakes to and with the Issuer, the Guarantor and the other Managers that the Bonds subscribed by it pursuant to this Agreement have only been and will only be offered or subscribed on the following terms:

10.1.1	each Manager acknowledges that the Bonds have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act; and

10.1.2	each Manager represents and agrees:

(i)	that it has offered and sold the Bonds, and will offer and sell the Bonds (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date (the “distribution compliance period”), only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Bonds, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. It agrees that, at or prior to confirmation of sale of Bonds, it will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases any Bonds from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Bonds covered hereby have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the Securities Act.”

Terms used in this paragraph 10.1.2 have the meanings given to them by Regulation S

10.2	In addition,

10.2.1	except to the extent permitted under U.S. Treas. Reg. §1.163-5(c)(2)(i)(D) (the “D Rules”), each Manager represents and agrees that (1) it has not offered or sold, and during the restricted period will not offer or sell, Bonds to a person who is within the United States or its possessions or to a United States person, and (2) it has not delivered and will not deliver within the United States or its possessions definitive Bonds that are sold during the restricted period;

10.2.2	each Manager represents and agrees that it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bonds are aware that Bonds may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

10.2.3	if it is a United States person, each Manager represents that it is acquiring the Bonds for purposes of resale in connection with their original issuance and if it retains Bonds for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. §1.163-5(c)(2)(i)(D)(6); and

10.2.4	with respect to each affiliate that acquires from it Bonds for the purpose of offering or selling such Bonds during the restricted period, each Manager either (1) repeats and confirms the representations and agreements contained in sub-paragraphs 10.2.1, 10.2.2 and 10.2.3 above on the affiliate’s behalf or (2) agrees that it will obtain from such affiliate for the Issuer’s benefit the representations and agreements contained in sub-paragraphs 10.2.1, 10.2.2 and 10.2.3 above.

Terms used in this Section 10.2 have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

10.3	Each Manager represents and agrees that (i) it has not offered or sold and, prior to the date six months after the Closing Date, will not offer or sell any Bonds to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Bonds to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

10.4	Each Manager acknowledges that no action has been or will be taken by the Issuer, the Guarantor or such Manager that would or is intended to permit a public offering of the Bonds or possession or distribution of the Offering Circular or other offering material relating to the Bonds in any country or jurisdiction where action for that purpose is required. Accordingly, such Manager will observe all applicable laws and regulations in each jurisdiction in or from which it may purchase, offer, deliver or sell Bonds or have in its possession or distribute the Offering Circular or other offering material relating to the Bonds and any offer, sale, delivery or distribution of the Bonds, the Offering Circular or other offering material relating to the Bonds by it will be made on the same terms as above.

10.5	Without prejudice to the provisions of Sections 10.1 to 10.4 above, each Manager agrees that it will obtain any consent, approval or permission which is, to the best of its knowledge and belief, required for the offer, purchase or sale by it of Bonds under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers, purchases or sales and it will, to the best of its knowledge and belief, comply with all such laws and regulations.

10.6	Each Manager acknowledges that neither the Issuer nor the Guarantor represents that any person (other than the Managers pursuant to the arrangements contemplated by this Agreement) may lawfully offer or sell the Bonds in accordance with the applicable registration requirements in any jurisdiction. Each Manager also acknowledges that neither the Issuer nor the Guarantor has authorised any person to make any representations or supply any information in connection with the offering of the Bonds other than as contained in the telex dispatched to the Managers by the Lead Manager on March 28, 2000, or in the Offering Circular and neither the Issuer nor the Guarantor shall have any responsibility in respect of any such representation or information.

10.7	Each Manager will indemnify and hold harmless the Issuer and the Guarantor and their directors, officers, employees and controlling persons against any losses, claims, damages or liabilities to which such person may become subject to the extent that such losses, claims, damages or liabilities (or actions in respect thereof) arise out of written information relating to such Manager supplied to the Issuer and/or the Guarantor specifically for use in the Offering Circular and will reimburse each such person for any reasonable legal or other expenses incurred by such person in connection with investigating or defending any such action or claim as such expenses are incurred. The relevant Manager shall not, in respect of the legal expenses of any indemnified party (indemnified under the foregoing) in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel with respect to matters of local law or for the purpose of allowing pro hac vice appearance only) for all indemnified parties, which firm shall be designated in writing by the Issuer or the Guarantor, provided that if the defendants in any such action, proceeding, claim or demand include the Issuer, the Guarantor and the Managers or any of them, and the Issuer or the Guarantor shall have reasonably concluded (after such consultation with the Lead Manager on behalf of the Managers as may be reasonably practicable in the circumstances) that there may be legal defences available to both the Issuer and the Guarantor or the Issuer or the Guarantor shall have concluded that there may be legal defences available to the indemnified party which are different from or additional to those available to the Issuer or the Guarantor, and in the event that Lead Manager on behalf of the Managers or the relevant Manager, as the case may be, is prevented from assuming such different or additional legal defences on behalf of the Issuer, the Guarantor or the indemnified party, the Issuer or the Guarantor, as the case may be, shall have the right, at the reasonable expense of the Managers, to select separate legal advisers to assume such legal defences and otherwise to participate in the defence of such action, proceeding, claim or demand on behalf of the Issuer or the Guarantor, as the case may be. The relevant Manager shall not be liable for any settlement of any proceedings effected without its written consent so long as that consent is not unreasonably withheld or delayed.

10.8	Each of the Managers will (except as provided in Sections 8, 11 and 13 of this Agreement) pay all its own costs and expenses and any advertising expenses connected with any offers of Bonds it may make.

11.	INDEMNIFICATION

11.1	The Issuer and the Guarantor, jointly and severally, undertake to indemnify and hold harmless each Manager and their respective directors, officers, employees and controlling persons against any losses, claims, damages or liabilities, joint or several, to which such person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of an untrue statement or alleged untrue statement of a material fact contained in the Offering Circular or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any reasonable legal or other expenses incurred by such person in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Issuer and the Guarantor shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged omission from any of such documents in reliance upon and in conformity with written information that pertains to any Manager and was furnished in writing to the Issuer or the Guarantor by any such Manager through the Lead Manager specifically for use therein. The Issuer and the Guarantor shall not, in respect of the legal expenses of any indemnified party (indemnified under the foregoing) in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel with respect to matters of local law or for the purpose of allowing pro hac vice appearance only) for all indemnified parties, which firm shall be designated in writing by the Lead Manager on behalf of the Managers, provided that if the defendants in any such action, proceeding, claim or demand include the Issuer, the Guarantor and the Managers or any of them, and the Lead Manager on behalf of the Managers or the relevant Manager shall have reasonably concluded (after such consultation with the Issuer and the Guarantor as may be reasonably practicable in the circumstances) that there may be legal defences available to all the Managers or the relevant Manager shall have concluded that there may be legal defences available to the indemnified party which are different from or additional to those available to the Issuer or the Guarantor, and in the event that the Issuer or the Guarantor, as the case may be, is prevented from assuming such different or additional legal defences on behalf of the Managers or the indemnified party, the Lead Manager on behalf of the Managers or the relevant Manager, as the case may be, shall have the right, at the reasonable expense of the Issuer (failing which, the Guarantor), to select separate legal advisers to assume such legal defences and otherwise to participate in the defence of such action, proceeding, claim or demand on behalf of the Lead Manager on behalf of the Managers or of the relevant Manager, as the case may be. The Issuer and the Guarantor shall not be liable for any settlement of any proceedings effected without its written consent so long as that consent is not unreasonably withheld or delayed.

11.2	If the indemnification provided for in Section 11.1 or Section 10.7 above is unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then the relevant indemnifying party or parties and indemnified party or parties shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Issuer or the Guarantor, respectively, on the one hand and the Managers on the other from the offering of the Bonds. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the relevant indemnifying party or parties and indemnified party or parties shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer and the Guarantor on the one hand and the Managers on the other in connection with the representations, warranties, statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Issuer or the Guarantor on the one hand and the Managers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Bonds purchased under this Agreement (before deducting the fixed amount payable pursuant to Sections 8.1 and 8.2 on account of expenses) received collectively by the Issuer and the Guarantor bear to the total commissions received by the Managers with respect to the Bonds purchased under this Agreement as set out in Section 4. The relative fault shall be determined by reference to, among other things, whether the misrepresentation or alleged misrepresentation in, or breach or alleged breach of, any of the above warranties and representations or the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Guarantor on the one hand or the Managers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Issuer, the Guarantor and the Managers agree that it would not be just and equitable if contributions pursuant to this sub-paragraph were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this sub-paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this sub-paragraph shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent that such expenses would have been indemnified had the indemnification been enforceable. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any perso n who was not guilty of such fraudulent misrepresentation. The Managers’ obligations in this sub-paragraph to contribute are several in proportion to their respective underwriting obligations and not joint.

11.3	The obligations of the Issuer and the Guarantor under this Section 11 shall be in addition to any liability which the Issuer or the Guarantor may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Manager within the meaning of the Securities Act and the obligations of the Managers under Section 10.7 shall be in addition to any liability which the respective Manager may otherwise have and shall extend upon the same terms and conditions, to each officer and director of the Issuer and the Guarantor and to each person, if any, who controls the Issuer or the Guarantor within the meaning of the Securities Act.

12.	SURVIVAL

The representations, warranties, agreements and indemnities contained in this Agreement shall continue in full force and effect and shall survive delivery of and payment for the Bonds, notwithstanding the termination of this Agreement pursuant to Sections 9 or 13.

13.	TERMINATION

Notwithstanding anything contained in this Agreement, if, between the date of this Agreement and the Closing Date (both dates inclusive),

13.1	in the opinion of the Lead Manager, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Bonds or dealings in the Bonds in the secondary market; or

13.2	the Issuer or the Guarantor, without the prior approval of the Lead Manager on behalf of the Managers, makes any announcement which would have a material adverse effect on the marketability of the Bonds in the sole and absolute opinion of the Lead Manager;

then the Lead Manager on behalf of the Managers may by notice to the Issuer and the Guarantor terminate this Agreement at any time before the time on the Closing Date when payment would otherwise be due under this Agreement to the Issuer in respect of the Bonds and upon the notice being given the parties to this Agreement shall (except for the liability of the Issuer and the Guarantor in relation to expenses as provided in Sections 8.1, 8.2 and 12 and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

14.	NOTICES

In all dealings hereunder, the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Manager made or given by the Managers jointly or by the Lead Manager on their behalf.

Any notice hereunder to either the Issuer or the Guarantor shall be given by the Lead Manager, on behalf of the Managers, to the Issuer at Schiedamsedijk 20, 3134 KK, Vlaardingen, The Netherlands; attention: Managing Director; telephone: +31 10 445 0055, fax: +31 10 445 0056, with a copy to the Guarantor at the address, telephone, fax and to the attention of the person mentioned below, and to the Guarantor at 2090 Florence Avenue, Cincinnati, Ohio, 45206-2425, U.S.A.; attention: General Counsel, telephone: +1 513 487 5982, fax: 513-487-5969 and any notice or document to be given or sent by the Issuer or the Guarantor to the Managers shall be given or sent to the Lead Manager on behalf of the Managers and addressed to the Managers, c/o ABN AMRO Bank N.V., Gustav Mahlerlaan 10, 1000 EA Amsterdam, The Netherlands, Attention: Fixed Income Syndication, telephone: + 31 (0)20 383 6817, fax: + 31 (0)20 628 7800, telex: 15112 ABAM NL. All such notices shall be given by letter delivered in person, or sent by fax or communicated by telephone (subject in the case of a communication by telephone to confirmation by letter or fax within 24 hours). A notice shall be deemed received (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this Section 14.

15.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon, and enure solely to the benefit of, the Managers, the Issuer, the Guarantor and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Bonds from any Manager shall be deemed a successor or assign by reason merely of such purchase.

16.	TIME OF THE ESSENCE

Any date or period specified in this Agreement may be postponed or extended by mutual agreement among the parties, but as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of the State New York, without regards to principles of conflict of laws.

17.2	Any State or federal courts siting in the Borough of Manhattan, the City of New York shall have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement, and accordingly any legal action or proceedings arising out of or in connection with this Agreement (in this Section 16 referred to as “Proceedings”) may be brought in such courts. Each of the Issuer and the Guarantor irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection which it may now or hereafter have to Proceedings in any such courts whether on the ground of the laying of venue or on the ground that the Proceedings have been brought in an inconvenient forum and further agrees that a judgment in any Proceedings brought in such courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing in this section shall limit any right to take Proceedings against the Issuer and/or the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

17.3	Each of the Issuer and the Guarantor agrees that the process by which any Proceedings in New York City are begun may be served on it by being delivered to it c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011 or, in the case of the Guarantor only, by being delivered to the Guarantor at 2090 Florence Avenue, Cincinnati, Ohio, 45206-2425, U.S.A.; attention: General Counsel. If the appointment of the person appointed to receive process on behalf of the Issuer or Guarantor ceases to be effective, the Issuer or Guarantor (as applicable) shall forthwith appoint a further person to the State of New York to accept service of process on its behalf and notify the name and address of such person the Lead Manager on behalf of the Managers, and, failing such appointment within fifteen days the Lead Manager shall be entitled to appoint such a person by written notice addressed and delivered to the Issuer and the Guarantor.

18.	COUNTERPARTS

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

19.	HEADINGS

The descriptive headings of this Agreement are for convenience of reference only and shall not define or limit the provisions thereof. References in this Agreement to a document in the “agreed form” are references to such document in the form of copies signed for the purpose of identification by Allen & Overy and Cravath, Swaine & Moore with such amendments only as may be agreed between the Issuer, the Guarantor and the Lead Manager on behalf of the Managers.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement among each of the Managers, the Guarantor and the Issuer.

Yours faithfully,

MILACRON CAPITAL HOLDINGS B.V.

By:

Name:
Title:

MILACRON INC., as Guarantor

By:

Name:
Title:

Accepted as of the date hereof at Amsterdam, The Netherlands:

ABN AMRO BANK N.V.
J.P. MORGAN SECURITIES LTD.
BANK OF AMERICA INTERNATIONAL LIMITED
DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	ABN AMRO BANK N.V.

By:

Name:	Leonique van Houwelingen
Title:	Head of Fixed Income Transaction Management

By:

Name:	Cecilio Andres Alvarez Baptista
Title:	Capital Markets Advisor

Dated April 5, 2000

MILACRON CAPITAL HOLDINGS B.V.
as Issuer

and

MILACRON INC.
as Guarantor

and

ABN AMRO BANK N.V.

and

OTHERS

SUBSCRIPTION AGREEMENT
€\euro115,000,000
7.625% Guaranteed Bonds due 2005

ALLEN & OVERY
New York

INDEX

Section		Page

1.	Subscription of the Bonds	1
2.	Listing	2
3.	Announcements	2
4.	Commission and Concession	2
5.	Closing	2
6.	Stabilisation and Over-allotment	3
7.	Representations and Warranties of the Issuer and the Guarantor	3
8.	Covenants of the Issuer and the Guarantor	9
9.	Conditions Precedent	10
10.	Confirmations and Undertakings of the Managers	12
11.	Indemnification	14
12.	Survival	17
13.	Termination	16
14.	Notices	17
15.	Successors and Assigns	17
16.	Time of the Essence	17
17.	Governing Law and Jurisdiction	18
18.	Counterparts	18
19.	Headings	18